Actuant Appoints Alan Hunter as New Director

MILWAUKEE, WI, November 7, 2007 – Actuant Corporation (NYSE: ATU) today announced that R. Alan Hunter has been appointed to the Actuant Board of Directors, effective immediately.

Mr. Hunter is a retired executive from The Stanley Works (“Stanley”) where he had served as President and Chief Operating Officer from 1993-1997 as well as Vice President Finance and Chief Financial Officer from 1986-1993. He joined Stanley in 1974 and prior to that time was an Officer in the United States Navy. Mr. Hunter has been involved in several business and community organizations since retiring from Stanley in 1997.

Commenting on the announcement, Bob Arzbaecher, Actuant’s Chairman and CEO, said, “We are pleased to announce the addition of Alan to Actuant’s Board of Directors. His broad experience in operations and finance, as well as his industrial tool and home center market background, nicely complements the Actuant portfolio of businesses. The rest of the Board and I look forward to his contributions and counsel on the various opportunities awaiting Actuant.”

Actuant also announced that Kathleen Hempel will be retiring from the Board at the Company’s Annual Meeting of Shareholders in January 2008. Arzbaecher commented “Kathy has been a member of our Board since 2001. Since that time, Actuant has grown significantly, both in terms of internal growth and acquisitions. I am grateful for her dedication, integrity and leadership during this period of growth for Actuant and, speaking on behalf of the entire Board, we will miss her insight and passion for the business.”

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.5 billion and its market capitalization from $113 million to over $1.9 billion. The Company employs a workforce of more than 7,400 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.